Exhibit 3.3

                     CERTIFICATE OF AMENDMENT

                                OF

                   CERTIFICATE OF INCORPORATION

                                OF

                  INLAND MINERAL RESOURCES CORP.

                     CERTIFICATE OF AMENDMENT

                                OF

                   CERTIFICATE OF INCORPORATION

                                OF

                  INLAND MINERAL RESOURCES CORP.

                           * * * * * *

          Adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

                           * * * * * *

          We, PETER SPENCER, President and EVA DAHR, Secretary of INLAND MINERAL RESOURCES CORP., a corporation existing under the laws of the State of Delaware, do hereby certify under the seal of the said corporation as follows:

          FIRST: That the Certificate of Incorporation of said corporation has been amended as follows:

         By striking out the whole of Article Fourth thereof as it now exists and inserting in lieu and instead thereof a new Article Fourth, reading as follows:

               "FOURTH: The total number of shares of stock which the corporation is authorized to issue is five million (5,000,000), and the par value of each of such shares is one cent ($.01).

               Unless otherwise determined by the Board of Directors, no holder of stock of any class of the corporation shall, as such holder, have any preemptive right to subscribe for or to purchase
          (a) any stock of any class now or hereafter authorized, or any warrants, options, or other instruments that shall confer upon the holders thereof the right to subscribe for or purchase or receive from the corporation any stock of any class which the corporation may issue or sell, whether or not eh same shall be exchangeable for any stock of the corporation of any class, or (b) any obligation which the corporation may issue or sell that shall be convertible into or exchangeable for any shares of the capital stock of the corporation of any class or to which shall be attached or shall appertain any options, or other instruments that shall confer upon the holders of such obligations, warrants, options or other instruments the right to subscribe for or purchase or receive from the corporation any shares of its capital stock of any class or classes now or hereafter authorized; and any such stock, warrants, options or other obligations may be offered for sale, sold and issued by the Board of Directors to any persons, firms, corporations or others upon such terms as the directors in their absolute discretion may deem advisable."

          SECOND: That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by

          (a) the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of the stockholders held on March 19, 1968; and

          (b) that the capital of the corporation will not be reduced under or by reason of said amendment.

          IN WITNESS WHEREOF, we have signed this certificate and caused the corporate seal of the corporation to be hereunto affixed this 6th day of May 1968.

                         /s/Peter Spencer
                         Peter Spencer - President


Attest:

/s/Eva Dahr
Eva Dahr - Secretary

STATE OF NEW YORK     )
                      )  SS.:
COUNTY OF NEW YORK    )

     BE IT REMEMBERED, that on this 7th day of May, 1968, personally came before me, Irving Lehat, a Notary Public in and for the County and State aforesaid, PETER SPENCER, party to the foregoing certificate, known to me personally to be such, and duly acknowledged the said Certificate to be his act and deed, and that the facts therein stated are true.

     GIVEN under my hand and seal of office the day and year aforesaid.

                              /s/Irving Lehat